Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-91935 on Form S-3 of our report dated March 7, 2006, relating to the financial statements of TXU Electric Delivery Transition Bond Company LLC, appearing in this Annual Report on Form 10-K of TXU Electric Delivery Transition Bond Company LLC for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

Dallas, Texas
March 7, 2006